Exhibit 10.51

KOSAN Biosciences, Inc.

1450 Rollins Rd.

Burlingame, CA 94010

(650) 343 8673

July 10, 1998

Peter Licari, Ph.D.

[Address]

Dear Peter:

On behalf of Kosan Biosciences, Inc., I am pleased to offer you the position of Director, Process Sciences, reporting to the Vice President of Discovery Research, Daniel Chu.

Your primary responsibilities will involve development of Kosan’s capabilities to produce novel polyketides for therapeutic applications. In this capacity we expect that you will (i) establish and manage Kosan’s fermentation and pre-clinical production functions, (ii) design and implement Kosan’s production facilities, and (iii) ensure that Kosan’s needs for research and pre-clinical production are anticipated and met, and other responsibilities of the position.

You will receive a monthly salary of $ 9,583.33 paid semi-monthly, less federal and state payroll withholding taxes. You will also be eligible to receive annual performance bonuses in amounts at the sole discretion of the Board of Directors of Kosan. Within two months of your starting date, we will agree on performance objectives for the first year of your employment. In addition, you will be eligible for employee benefit programs as per the policy of Kosan Biosciences, Inc. Should you and your family not be eligible for health insurance benefits under the Kosan plan during your first three months of employment, Kosan would reimburse you for such expenses.

Kosan will reimburse you for the reasonable expenses of moving you and your family to California, up to a maximum of $20,000, including travel expenses for you and your wife. Kosan will also reimburse you for a house-hunting trip, including coach class round trip airfare for you and your wife, up to five days stay in a motel and associated meals and rental of a compact car. Kosan will reimburse the direct costs of the sale of your current house, including realtor commissions and the ancillary costs of purchasing a home in the Bay Area, including mortgage points and financing fees, up to a maximum of $30,000 of such sale and purchase costs. We also propose to provide you with an additional payment of $1,300 per month for the first three years of your employment to help defray the higher cost of housing in the Bay Area. Finally, Kosan will loan to you $40,000, to be secured by a second mortgage on a home in the Bay Area and bearing interest at the lowest rate necessary to avoid imputed interest assessments. One-half of the loan will be forgiven if the other half is repaid by the fourth anniversary of the loan.

I will recommend to the Board of Directors that you be granted an option to purchase 20,000 shares of stock. This option will vest over four years and is subject to the terms and conditions of the Company’s 1997 Stock Option Plan; 25% will vest after the first anniversary, and the remainder will vest monthly over the next three years. The exercise price of the option will be the fair market value of the stock as determined by the Board of Directors at the first regular board meeting after you start work.

This offer does not constitute a guarantee of employment for any specific period of time, and either you or Kosan may terminate the employment relationship at any time, with or without cause, by written notice. However, in the event that Kosan terminates this letter agreement without cause during the three and one-half year period after your start of employment, then Kosan will pay you an amount equal to six times your monthly base salary, and will accelerate the vesting of the lesser of (a) 12.5% (six months) of your original stock option grant, and (b) the remainder of your original grant. As used in this letter agreement, “cause” shall mean (i) any breach of this agreement by you which is not cured within 30 days after notice of breach is provided to you by the Company, (ii) your conviction of a felony, or (iii) any action by you prior to or during your employment which in the reasonable judgment of Kosan constitutes dishonesty, larceny, fraud, deceit or gross negligence by you in the performance of your duties to Kosan, or willful misrepresentation to shareholders, directors or officers of Kosan.

As a condition of your employment with Kosan, you will be required to sign the Company’s Employee Confidentiality Agreement and Proprietary Information and Inventions Agreement, two originals of each, which are attached. Please sign both sets of originals and return one of each to me with your acceptance of this offer.

For purposes of Federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This offer is valid through July 15, 1998, and is contingent on your starting employment by September 1, 1998. We look forward to your early acceptance and would be pleased to have you start as soon as your present commitments allow. Enclosed are two originals of this letter. Please sign and return one to me, to indicate your acceptance.

The entire Kosan staff, our directors, and I, are very enthusiastic about your joining the Kosan team. We believe that our relationship will be mutually rewarding at the business, professional, and personal levels. Together we hope to build a highly significant business enterprise that will substantially improve the process of drug discovery and development.

Sincerely,

/s/ Daniel V. Santi
Daniel V. Santi, M.D., Ph.D.
Chairman

I accept employment with Kosan Biosciences, Inc. subject to the terms and conditions hereof. I understand that the terms set forth in this letter supersede all oral discussions I may have had with anyone in the Company.

/s/ Peter Licari
Peter Licari, Ph. D.

Date July 15, 1998

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